Calculation of Filing Fee Tables
S-3
OCCIDENTAL PETROLEUM CORP /DE/
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, par value $0.20 per share	Other	29,560,619	$ 59.87	$ 1,769,794,259.53	0.0001476	$ 261,221.63
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 1,769,794,259.53		$ 261,221.63
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 261,221.63
Offering Note
[1]	The registrant is hereby registering the sale by the selling shareholder of 29,560,619 shares of common stock. The proposed maximum offering price per unit is estimated at $59.87 per share, the average high and low prices for the common stock, par value $0.20 per share, of the registrant, as reported by the New York Stock Exchange on August 1, 2024, solely for the purposes of calculating the proposed maximum offering price and registration fee in accordance with Rule 457(c) under the Securities Act of 1933.